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                                                                   Exhibit 6.35

                      PLAN AND AGREEMENT OF REORGANIZATION
                         an exchange by CORE IRIS, INC.
                    of 12,822,751 shares of its common stock
                       for 100% of the shares of stock of
                              FOOD EXTRUSION, INC.


Core Iris, Inc., hereinafter referred to as "CORE IRIS," and Food Extrusion, Inc., hereinafter referred to as "FOODEX," agree as follows:

                        ARTICLE 1. PLAN OF REORGANIZATION
                                  Plan Adopted

         Section 1.01. A Plan of Reorganization of CORE IRIS and FOODEX, pursuant to the provisions of Section 368(a)(1)(B) of the internal revenue Cod of 1986, is adopted as follows:

         (a) The Board of FOODEX deems it to be in the interest of the Company to have 100% of its issued and outstanding shares be acquired by CORE IRIS. FOODEX will present this plan to its shareholders and recommend its approval. A condition to the closing of this Agreement is that at least 80% of the voting shares of FOODEX will enter into the Subscription Agreement attached hereto as Exhibit A.

         (b) In exchange for the shares transferred by shareholders of FOODEX, CORE IRIS will issue and cause to be delivered to FOODEX, 12,822,751 shares of common stock, par value $0.001, or CORE IRIS, of which 1,050,000 shares will be issued to Cambro Investment Group, hereinafter referred to as "FINDERS."

         (c) Shares for FINDERS shall be held in escrow by the transfer agent for a period of one (1) year from the closing date of this Agreement.

                                  Closing Date

         Section 1.02. Subject to the conditions precedent set forth herein, the parties shall consummate the transaction an the plan of reorganization at the offices of Food Extrusion, Inc. located at 1241 Hawk's Flight Court, El Dorado Hills, California 95762 on December 5, 1995, or at such other time and place as may be fixed by the mutual consent of the parties hereto. The date of such consummation is the closing date referred to herein.


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         Section  1.03.  Upon  closing the Board of  Directors of CORE IRIS will resign in favor of the Board of Directors of FOODEX and the name of CORE IRIS will be changed to Food Extrusion, Inc.

          ARTICLE 2. WARRANTIES AND REPRESENTATIONS OF CORE IRIS, INC.

         Section 2.01. CORE IRIS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada;

         Section 2.02. CORE IRIS has the corporate power and authority to enter into this Plan and Agreement of Reorganization;

         Section 2.03. CORE IRIS has 3,200,000 shares of common stock issued and outstanding and at least 45,800,000 shares of common stock authorized but unissued as of the date of this transaction. There are no outstanding options or warrants to purchase shares of common stock;

         Section 2.04. there are no liens, pledges, chattel mortgages, or other encumbrances of any kind against the 12,822,751 shares of common stock to be issued by CORE IRIS pursuant to this transaction,;

         Section 2.05. The are no undisclosed interests, present or future, in the shares to be issued by CORE IRIS, nor does CORE IRIS know of any assertion of such an interest;

         Section 2.06. CORE IRIS is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval of any nature prior to the issuance by it of the CORE IRIS shares;

         Section 2.07. There are no provisions of any contract, indenture, or other instrument to which CORE IRIS is a party or to which CORE IRIS shares would be subject to which would prevent, limit, or condition the issuance of the CORE IRIS shares to FOODEX;

         Section 2.08. As directed by the Certificate of Incorporation, Bylaws, or any other agreement or corporate resolution CORE IRIS will provide the appropriate documentation that is has complied with all terms as may be required by CORE IRIS to obtain stockholder approval prior to CORE IRIS issuing shares to FOODEX'

         Section 2.09. CORE IRIS currently has no subsidiaries nor any interest in any other corporation, partnership, or limited liability company. All business activities of CORE IRIS were carried by the company in 1994 when the company was founded to pursue entertainment projects. The project was terminated

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as it was determined that the production was not  economically  feasible.  There have been no further business operations in the company since that time;

         Section 2.10. CORE IRIS currently has no business activities;

         Section 2.11. CORE IRIS has delivered to FOODEX the audited/ unaudited consolidated balance sheet and consolidated statement of operations of CORE Iris for the years ended December 1993 and 1994, as well as the ones for the six months ended June 30, 1995. All such financial statements have been prepared in conformity with generally accepted accounting principles applied and on a consistent basis and fairly depict the financial position of CORE IRIS as of the dates set forth in such financial statements;

        Section 2.12. As set forth in the balance sheet of CORE IRIS for the six months ended June 30, 1995 there is no outstanding indebtedness;

         Section 2.13. CORE IRIS, nor any of its officers, directors, is a party to, nor has to been threatened with any litigation or governmental proceeding which, if decided adversely to it, would have a material adverse effect upon the transaction contemplated hereby, or upon the financial condition or net worth of CORE IRIS, or which would create a material liability on the part of CORE IRIS;

        Section 2.14. CORE IRIS has filed all federal income tax returns and, in each state where qualified or incorporated, all state income tax or franchise tax returns which are required to be filed, has paid all taxes as shown on said returns as have become due, and has paid all assessments received to the extent that such assessments have become due;

        Section 2.15. The shares of stock of CORE IRIS which are to be issued and delivered to shareholders of FOODEX pursuant to the terms of this agreement, when so issued and delivered, will be validly authorized and issued, and will be fully paid and non-assessable. No SHAREHOLDERS of CORE IRIS will have any preemptive right of subscription or purchase in respect thereof.

                    ARTICLE 3. WARRANTIES AND REPRESENTATIONS
                     OF SHAREHOLDERS OF FOOD EXTRUSION, INC.

         Section 3.01. FOODEX is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

         Section 3.02. FOODEX has the corporate power and authority to enter into this Plan and Agreement of Reorganization;

         Section 3.03. By executing this  Agreement and Plan of  Reorganization,

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FOODEX is acting solely for its own behalf;

         Section 3.04. The shareholders of FOODEX who are receiving shares in this exchange are receiving the 11,772,751 shares of common stock of CORE IRIS for their own behalf and not with a view to distribute or transfer the shares to a third party;

         Section 3.05. The shareholders of FOODEX are not prevented by any federal, state or local law or by any provision of any contract, mortgage, indenture or other instrument from purchasing the CORE IRIS shares as contemplated by this Agreement;

         Section 3.06. FOODEX has access to the extent it deems necessary to the financial information of CORE IRIS to permit it to evaluate the business of CORE IRIS and the merits and risks associated with the purchase of the CORE IRIS shares described herein;

         Section 3.07. FOODEX recognizes that CORE IRIS has had a varied business history and that the CORE IRIS shares to be acquired through the exchange must be regarded as speculative and subject to a high degree of risk. FOODEX has received no assurance whatsoever as to the value of the CORE IRIS shares to be issued, nor has CORE IRIS or any other officer or director of CORE IRIS made any representations or promises to FOODEX regarding any potential appreciation in the value of the CORE IRIS shares to be issued.

                     ARTICLE 4. COVENANTS OF CORE IRIS, INC.

         Section 4.01. At the Closing, CORE IRIS shall undertake to deliver to FOODEX certificates for the CORE IRIS shares to be issued;

         Section 4.02. From the date of execution of this Agreement, CORE IRIS shall take no action that would encumber to restrict the CORE IRIS shares to be issued;

         Section 4.03. CORE IRIS will file all disclosure documents as may be required by state and federal securities laws as a result of the execution and consummation of this Agreement.

                  ARTICLE 5. COVENANTS OF FOOD EXTRUSION, INC.

         Section 5.01. FOODEX will assist CORE IRIS in filing all disclosure documents required by state and federal securities law upon the execution and consummation of this Agreement;


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         Section 5.02. FOODEX will file necessary  documentation with Standard &
Poors Corporation (or similar organization) and pay the fees to become listed in the S&P (or similar organization) corporate records. FOODEX will maintain such listing on a current basis as required by S&P (or similar organization) for a period of at least three years.

                        ARTICLE 6. CONDUCT OF BUSINESS OF
                         CORE IRIS, INC. PENDING CLOSING

         Section 6.01. CORE IRIS currently has no business operations and will not engage in any business operations until the closing of this Agreement;

         Section 6.02:

         (a) CORE IRIS will afford FOODEX, from the date hereof until consummation of the plan of reorganization, full access during normal business hours to all books, accounts, contracts, commitments, and records of every kind of CORE IRIS in order that FOODEX may have full opportunity to investigate the affairs of CORE IRIS;

         (b) SHAREHOLDERS will use any information so secured only for his own purposes in connection with the consummation of the transaction contemplated hereby and will not divulge the information to any persons not so entitled thereto.

                        ARTICLE 7. CONDUCT OF BUSINESS OF
                      FOOD EXTRUSION, INC. PENDING CLOSING

         Section 7.01:

         (a) The Directors and Officers of FOODEX will cause FOODEX to afford the officers and agents of CORE IRIS, from the date hereof until consummation of the plan of reorganization, full access during the normal business hours of all books, accounts, contracts, commitments, and records of every kind of FOODEX (except for information deemed by the Directors and Officers of FOODEX to be trade secrets and/or other intellectual property) in order that CORE IRIS may have full opportunity to make such investigation as it shall desire to make of, and to keep itself informed with respect to, the affairs of FOODEX;

         (b)      CORE IRIS will use any information so secured only for its own

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                  purposes  in   connection   with  the   consummation   of  the
                  transaction contemplated hereby and will not divulge the information to any persons not entitled thereto.

        Section 7.02. The Board of Directors of FOODEX will cause FOODEX to carry on its business in substantially the same manner as heretofore, and to continue in full force insurance coverage comparable in amount and scope and coverage regularly maintained by it. FOODEX will use their best effort to cause FEI to maintain its business organization intact and to retain its present employees, and to maintain its relationship with suppliers and others having business relationships with it.

                         ARTICLE 8. CONDITIONS PRECEDENT
                   TO OBLIGATIONS OF CORE IRIS, INC. TO CLOSE

         Section 8.01. The obligation of CORE IRIS to consummate the plan of reorganization shall be subject to the following conditions precedent:

         (a) Representations and warranties of FOODEX contained herein shall be true as of the closing date with the same effect as though made on the closing date. FOODEX shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by FOODEX prior to the closing date. FOODEX shall have delivered to CORE IRIS a certificate dated as of the closing date certifying as to the truth of the representations and warranties, as to the performance of the obligations, and as to the compliance with the covenants.

         (b) By signing and completing this Agreement, the Board of Directors of FOODEX represents and warrants for the shareholders of FOODEX that they are taking the shares of common stock of CORE IRIS for purposes of investment, and will not dispose of the share received by them hereunder, in a manner which would result in a violation of the Securities Act of 1933, as amended. (c) The execution by at least 80% of the voting shares of FOODEX of the Subscription Agreement.

                       ARTICLE 9. CONDITIONS PRECEDENT TO
                      OBLIGATIONS OF SHAREHOLDERS TO CLOSE


         Section 9.01. The obligations of the Board of Directors and of FOODEX to consummate the plan of reorganization shall be subject to the following

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conditions precedent:

         (a) Representations and warranties of CORE IRIS contained herein shall be true as of the closing date with the same effect as though made on the closing date. CORE IRIS shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the closing date.

         (b)      All  permits  required  by any  state  or  federal  securities
                  regulatory   agency  or  the   lawful   consummation   of  the
                  reorganization shall have been obtained;

         (c) On the closing date, there shall be famished to FOODEX an opinion from counsel for CORE IRIS, dated as of the closing date and in form satisfactory to counsel for FOODEX, Weintraub, Genshlea & Sproul Law Corporation, to the effect that CORE IRIS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and that the shares of common stock of CORE IRIS delivered to FOODEX on the closing date have been duly authorized, issued, and delivered and are validly issued and outstanding, fully paid and non-assessable shares of common stock in CORE IRIS. (d) By signing and completing this Agreement, CORE IRIS represents and warrants for its shareholders are taking view that the shares of common stock held of CORE IRIS are for purposes of investment and will not dispose of the share received by them hereunder in a manner which would result in a violation of the Securities Act of 1933, as amended.


                                   ARTICLE 10.
                           CONSUMMATION OF TRANSACTION


         Section 10.01. FOODEX shareholders shall deliver to CORE IRIS, on the closing date, certificates representing one hundred percent (100%) of the issued and outstanding shares of stock of FOODEX;

        Section 10.02. CORE IRIS shall deliver to FOODEX, on the closing date, certificates representing 11,772,750 shares of common stock broken into blocks as directed by the Board of Directors of FOODEX to the shareholders of FOODEX;


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        Section  10.03.  CORE IRIS shall  instruct  the transfer  agent,  on the closing date, to place in escrow certificates representing 1,050,000 shares of common stock broken into blocks as directed by FINDERS;

         Section 10.04. CORE IRIS shall pay its own expenses, FOODEX shall pay its own expenses and costs incident to the preparation of this Agreement and to the consummation of the plan of reorganization.


                   ARTICLE 11. INTERPRETATION AND ENFORCEMENT

         Section 11.01. Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid;

         Section 11.02:

         (a) Except as limited by the provisions of subsection (b) of this Section, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties, as well as to the parties;

         (b) Any assignment of this Agreement or the rights hereunder of any of the parties, without the written consent of the other parties hereto, shall be void.

         Section 11.03. This instrument and the exhibits attached hereto contain the entire agreement between the parties with respect to the transaction contemplated hereby. It may be execute in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument. This Agreement supersedes the Letter of Intent dated October 9, 1995 between the companies.

         Section 11.04. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada.


                          ARTICLES 12. INDEMNIFICATION

        Section 12.01 CORE IRIS will indemnify FOODEX, each of its officers, directors, and shareholders, and such FOODEX's separate legal counsel and independent accountants, against all expenses, claims, losses, damages, or liabilities (or actions in respect thereof), including any of the foregoing

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incurred in settlement of any litigation,  commenced or threatened,  arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the information obtained by CORE IRIS, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading or any violation by FOODEX of any rule or regulation promulgated under the Securities Act and any state securities law or regulation applicable to FOODEX, and CORE IRIS will reimburse FOODEX, each of its officers, directors, and shareholders for any legal and any other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability or expense arising out of, or is based on any conformity with written information furnished to CORE IRIS by an instrument duly executed by FOODEX and stated to be specifically for use therein.


IN WITNESS WHEREOF, the Agreement has been executed by the parties hereto as of the dates set forth below.



CORE IRIS, INC.                       FOOD EXTRUSION, INC.

By /s/Andrew W. Berney                By:/s/Daniel L. McPeak
  --------------------                   -------------------
  Andrew W. Berney                    Daniel McPeak
Its:  Secretary                       Its: Chairman and Chief Executive Officer

Dated: 12/5/95                        Dated: 12/5/95